                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                               BARNES GROUP INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                               BARNES GROUP INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                                 Barnes Group Inc.
                                                 Executive Office
                                                 123 Main Street
                                                 Post Office Box 489
                                                 Bristol, CT 06011-0489 U.S.A.
                                                 Tel. (860) 583-7070

[LOGO]

                                                                   March 1, 1996

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 3, 1996
AND PROXY STATEMENT

The Annual Meeting of Stockholders of Barnes Group Inc. will be held at The Travelers Education Center, 200 Constitution Plaza, Hartford, Connecticut 06103, at 10:30 a.m., Wednesday, April 3, 1996, for the following purposes:

1. to elect three directors;

2. to approve the selection of independent accountants for 1996;

3. to act on a proposed amendment to the 1991 Barnes Group Stock Incentive Plan; and

4. to transact any other business that lawfully may come before the meeting or at any adjournment thereof.

Stockholders of record at the close of business on February 6, 1996, will be entitled to vote at the meeting.

Stockholders who do not expect to attend the meeting and wish their stock voted pursuant to the accompanying proxy are requested to date and sign the proxy and return it as soon as possible in the enclosed reply envelope addressed to Barnes Group Inc., Midtown Station, P. O. Box 946, New York, NY 10138-0746.

/s/ Mary Louise Beardsley
--------------------------
Mary Louise Beardsley
Secretary

        PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS APRIL 3, 1996

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Barnes Group Inc. of proxies to be voted at the Annual Meeting of Stockholders to be held on April 3, 1996, and at any adjournment thereof. A stockholder who signs and returns a proxy in the accompanying form may revoke it by notifying the Secretary of the meeting in person or in writing (including the delivery of a later dated proxy) at any time before it is voted.

                             ELECTION OF DIRECTORS

Three directors are to be elected at the meeting for the terms set forth below or otherwise as provided in the By-Laws. William S. Bristow, Jr., Robert J. Callander, and Theodore E. Martin are nominated for re-election for terms expiring at the 1999 Annual Meeting. Wallace Barnes and A. Stanton Wells are retiring at the 1996 Annual Meeting pursuant to the Board of Directors' retirement policy.

Pertinent information concerning the nominees for directors and the seven directors whose terms continue after the meeting is set forth below. Each director has been associated with his/her present organization for at least the past five years unless otherwise noted. None of the organizations listed as business affiliates of the directors is a subsidiary or other affiliate of the Company.

                        THOMAS O. BARNES
-------------------     Director since 1978
PHOTO                   Current term expires 1997
                        Mr. Barnes, 47, joined the Company in 1993. He is Chairman of the Board of
-------------------     Directors and Senior Vice President-Administration of the Company. Prior
                        to joining the Company, he was President of The Olson Brothers Company,
                        Plainville, CT, a manufacturer of machined metal parts. He is also
                        Chairman of the Benefits Committee of the Board. Mr. Barnes is an
                        Associate Director of the Bank of Boston Connecticut. He is the son of Mr.
                        Wallace Barnes.

                        GARY G. BENANAV
-------------------     Director since 1994
PHOTO                   Current term expires 1997
                        Mr. Benanav, 50, is Executive Vice President of Aetna Life & Casualty
-------------------     Company. He is a member of the Audit Committee, the Compensation
                        Committee, and the Management Development Committee of the Board. He is a
                        director of Executive Risk Inc.

                        WILLIAM S. BRISTOW, JR.
-------------------     Director since 1978
PHOTO                   Current term expires 1996
                        Mr. Bristow, 42, is President of W. S. Bristow & Associates, Inc. which
-------------------     owns a Parcel Plus franchise in North Hampton, NH. From 1992 to 1995, Mr.
                        Bristow was New England Region Manager of Roberts Express, Inc. From 1989
                        to 1992 he was a regional manager for Parcel Plus, Inc., a franchiser of mail and business services. He is Chairman of the Executive Committee and a member of the Committee on Directors and the Management Development
                        Committee of the Board.

                        ROBERT J. CALLANDER
-------------------     Director since 1991
PHOTO                   Current term expires 1996
                        Mr. Callander, 65, retired as Vice Chairman of Chemical Banking
-------------------     Corporation in 1992. He is currently Executive in Residence at the
                        Columbia University School of Business. He is Chairman of the Compensation
                        Committee and a member of the Executive Committee, the Committee on
                        Directors, and the Management Development Committee of the Board. He is a
                        director of Aramark, Inc., Beneficial Corporation, Omnicom, Inc., The
                        Latin American Dollar Income Fund, Scudder New Asia Fund, and Scudder
                        World Income Opportunities Fund.

                        GEORGE T. CARPENTER
-------------------     Director since 1985
PHOTO                   Current term expires 1998
                        Mr. Carpenter, 55, is President of The S. Carpenter Construction Company,
-------------------     Bristol, CT, which is involved in real estate management and general contracting. He is a member of the Executive Committee, the Committee on
                        Directors, and the Management Development Committee of the Board. He is a
                        director of Eagle Financial Corp. and the Eagle Federal Savings Bank.

                        DONNA R. ECTON
-------------------     Director since 1987
PHOTO                   Current term expires 1998
                        Ms. Ecton, 48, is Chairman, President and Chief Executive Officer of
-------------------     Business Mail Express, Inc., which is engaged in providing expedited mail and print services to corporations. From 1991 to 1994, she was President and Chief Executive Officer of Van Houten North America, Inc., and Andes
                        Candies Inc., manufacturers of confectionery products. From 1989 to 1991, she was Senior Vice President of Nutri/System, Inc., Blue Bell, PA, a
                        weight loss business. She is a member of the Audit Committee, the
                        Compensation Committee, and the Management Development Committee of the
                        Board. She is a director of Tandy Corporation, Vencor, Inc., H & R Block,
                        Inc., and PETsMART, Inc.

                        MARCEL P. JOSEPH
-------------------     Director since 1991
PHOTO                   Current term expires 1997
                        Mr. Joseph, 61, is Chairman of the Board and was formerly Chief Executive
-------------------     Officer and President of Augat Inc., a multi-national manufacturer of electromechanical connectors and other components. He is a member of the
                        Audit Committee, the Compensation Committee, and the Management
                        Development Committee of the Board.

                        THEODORE E. MARTIN
-------------------     Director since 1993
PHOTO                   Current term expires 1996
                        Mr. Martin, 56, is President and Chief Executive Officer of the Company.
-------------------     Prior to assuming that position in July 1995, Mr. Martin was Executive
                        Vice President-Operations of the Company and prior to that, President and
                        Chief Operating Officer of the Company's Associated Spring group. He is a member of the Executive Committee of the Board. Mr. Martin is a director of the Unisys Corporation.

                        JUAN M. STETA
-------------------     Director since 1974
PHOTO                   Current term expires 1998
                        Mr. Steta, 69, is of counsel to the law firm of Santamarina Y Steta,
-------------------     Mexico, D.F., Mexico, of which he was a partner prior to 1992. He is
                        Chairman of the Audit Committee and a member of the Compensation Committee and the Management Development Committee of the Board. Mr. Steta is a
                        director of The Gillette Company. He is Chairman of the Board of T & N de
                        Mexico and serves as a director of numerous other companies in Mexico, including General Motors de Mexico and SKF Industrias.

                        K. GRAHAME WALKER
-------------------     Director since 1988
PHOTO                   Current term expires 1997
                        Mr. Walker, 58, is Chairman and Chief Executive Officer of The Dexter
-------------------     Corporation, Windsor Locks, CT, a global manufacturer of specialty materials. He is Chairman of the Committee on Directors and a member of the Audit Committee and the Management Development Committee of the Board.
                        He is Chairman of Life Technologies Inc.

THE BOARD AND ITS COMMITTEES

In 1995, the Board held seven meetings and the Executive Committee held two meetings. The Audit Committee is responsible for matters relating to accounting policies and practices, financial reporting, and the internal control structure. Each year it recommends to the Board the appointment of a firm of independent accountants to audit the financial statements of the Company. It reviews with representatives of the independent accountants the scope of their audit of the Company's financial statements, results of audits, audit fees, and any recommendations with respect to the internal control structure. The Audit Committee also reviews non-audit services rendered by the Company's independent accountants and periodically meets with or receives reports from principal corporate officers and the Director, Internal Audit. The Audit Committee held three meetings in 1995. The Benefits Committee, which met three times last year, administers the Company's pension, profit-sharing, and welfare benefits plans. The Compensation Committee, which met six times last year, administers the incentive and stock plans referred to below, sets the salary for the President and Chief Executive Officer and the other senior officers of the Company, and reviews and approves the compensation of the Company's other officers. The Committee on Directors, which met two times last year, makes recommendations concerning Board membership, functions, and compensation. The Management Development Committee is responsible for planning management succession of the Company's senior officers, reviewing the performance of the Chief Executive Officer, and monitoring management resources and the performance of key executives. The Management Development Committee met four times in 1995. All of these committees are standing committees of the Board.

COMPENSATION OF DIRECTORS

The annual retainer for directors is $17,000. The fee for attending a meeting is $1,000 ($1,500 if held outside of Connecticut or New York City), except that the committee chairman receives an additional $200 for each meeting at which he or she presides. Messrs. T. O. Barnes and Martin receive no retainer or meeting fees for service as directors. The grant of rights to receive stock and the payment of dividend equivalents under the stock plan for non-employee directors discussed below are additional forms of compensation.

TRANSACTIONS WITH DIRECTORS OR THEIR FIRMS

The Company has a two-year consulting contract with Mr. Wallace Barnes, a director of the Company, who is retiring from the Board at this year's Annual Meeting. The consulting contract commenced April 1, 1994 and terminates on March 31, 1996. During 1995, Mr. W. Barnes received $65,670 for consulting services rendered pursuant to the contract. The Company and its Mexican subsidiaries have retained Mr. Steta's law firm this year and during the past year. Companies in which Mr. Carpenter is a major stockholder rented warehouse space to the Company at a rate of approximately $59,000 per year and acted as general contractor for construction work performed at the Company's Executive Office and Bristol, CT spring plant. The price for the construction work was $97,634.

NEXT ANNUAL MEETING

The Board of Directors requests that any stockholder who wishes to recommend nominees for directors submit names of such nominees in writing to the Secretary of the Company at its address given above prior to December 1, 1996. Stockholders wishing to submit proposals for inclusion in the Company's proxy statement for the 1997 Annual Meeting of Stockholders must submit proposals to the Company at such address by November 1, 1996. Stockholders wishing to present proposals for a formal vote (other than proposals included in the Company's proxy statement) or to nominate candidates for election as directors at a meeting of the Company's stockholders, must do so in accordance with the Company's By-Laws. The By-Laws provide that, in order to be presented at the 1997 Annual Meeting, such stockholder proposals or nominations may be made only by a stockholder of record who shall have given notice of the proposed business or nomination to the Company between January 3, 1997 and February 2, 1997. The notice must contain, among other things, the name and address of the stockholder, a brief description of the business desired to be brought before the Annual Meeting and the reasons for conducting the business at the Annual Meeting, the stockholder's ownership of the Company's capital stock, and in the case of nominations, background and stock ownership information with respect to each nominee. Stockholders may obtain a copy of the relevant provisions of the By-Laws by writing to the Secretary of the Company at its address given above.

                          MANAGEMENT'S STOCK OWNERSHIP

As of January 1, 1996, the Company's directors, five most highly-paid executive officers, and its directors and officers as a group, beneficially owned the number of shares of the Company's common stock shown below:

                                          Amount and
                                          Nature of
            Name of Person                Beneficial      Percent of
               or Group                   Ownership(1)   Common Stock
---------------------------------------------------------------------
Thomas O. Barnes(2)                         443,203            6.7%
Wallace Barnes(2)                           444,095            6.7%
Gary G. Benanav                               2,570              *
John E. Besser                               25,569              *
William S. Bristow, Jr.                      47,402              *
Robert J. Callander                           3,035              *
Leonard M. Carlucci                          19,478              *
George T. Carpenter                          60,722              *
Donna R. Ecton                                2,918              *
Ali A. Fadel                                 10,864              *
Marcel P. Joseph                              2,935              *
Theodore E. Martin                           28,270              *
Juan M. Steta                                 8,246              *
K. Grahame Walker                             3,120              *
A. Stanton Wells                             38,234              *
Directors & Officers as a Group (19)      1,175,852           17.9%
---------------------------------------------------------------------

* Less than 1% of common stock beneficially owned.

NOTES TO THE STOCK OWNERSHIP TABLE:

(1) The person or group has sole voting and investment power with respect to the shares listed in this column, except as set forth in this Note. Mr. T. O. Barnes has sole voting power and no investment power with respect to 240,660 shares pursuant to a revocable power of attorney given to him by Mr. W. Barnes. To avoid duplication, these shares, over which Mr. W. Barnes has sole investment power, are included in Mr. T. O. Barnes' holdings only. Mr. T. O. Barnes also has sole voting and shared investment power with respect to 112,479 shares and no voting and shared investment power with respect to 22,056 shares. Mr. W. Barnes has sole voting and shared investment power with respect to 278,001 shares. 55,482 of Mr. Carpenter's shares are held by corporations over which he has voting control. All of Mr. Bristow's shares are held in a trust which he has the power to revoke. In addition, Messrs. T. O. Barnes, Besser, and Martin share investment power with respect to 3,000 shares; to avoid duplication, these shares are included in Mr. T. O. Barnes' holdings only.

The shares listed for Messrs. T. O. Barnes, Besser, Carlucci, Fadel, Martin, and Wells, and the Directors and Officers as a group include 2,500, 17,550, 14,100, 9,225, 12,205, 24,975 and 100,980 shares, respectively, which they have the right to purchase within 60 days after January 1, 1996. The shares listed for Messrs. T. O. Barnes, Besser, Carlucci, Fadel, Martin, and Wells, and the Directors and Officers as a group also include 768, 5,043, 2,982, 1,639, 2,375, 5,757 and 30,424 shares, respectively, over which they have voting power and limited investment power. These shares are held under the Company's Guaranteed Stock Plan (an employee stock ownership plan).

The shares listed for Messrs. T. O. Barnes, W. Barnes, Benanav, Bristow, Callander, Carpenter, Ecton, Joseph, Steta, and Walker include 2,000 shares each that each of them has the right to receive under the Non-Employee Director Deferred Stock Plan described below.

Except for the shares under the Non-Employee Director Deferred Stock Plan, the number of shares reported as beneficially owned have been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934.

(2) His address is 123 Main Street, Bristol, CT 06011-0489.

The Board of Directors believes that, except for matters required to be submitted to stockholders, the Company is controlled by its Board of Directors acting as such. The Messrs. Barnes and Bristow may also be considered in control of the Company; they and members of their families beneficially own approximately 30% of the Company's outstanding common shares.

The Company believes that its officers and directors have complied in 1995 with the filing requirements of Section 16(a) of the Securities Exchange Act of 1934 except that Mr. Donald E. Snowberger, a former officer, was late in reporting one transaction and Mr. J. Gary Lewis, a former officer, was late in reporting the exercise of a stock option and the subsequent sale of stock and failed to file a required form for one other transaction.

NON-EMPLOYEE DIRECTOR DEFERRED STOCK PLAN

In 1987, the Company adopted a plan under which the non-employee directors have been granted the right to receive 2,000 shares each of the common stock of the Company when their membership on the Board terminates. The plan provides that each newly elected director will receive the same grant. The plan also provides for the payment of dividend equivalents equal to 2,000 times the dividend per share for each dividend payment date.(1)

BENEFICIAL OWNERS OF MORE THAN 5% OF SHARES

In addition to Mr. T. O. Barnes and Mr. W. Barnes, Mr. Carlyle F. Barnes and the institutions set forth below beneficially owned more than 5% of the Company's shares.

Mr. Carlyle F. Barnes, Peacedale Street, Bristol, CT 06010, reported that as of December 31, 1995, he beneficially owned 497,808 (7.6%) shares of the Company's common stock. He has sole voting and investment power with respect to 144,823 shares, sole voting power and shared investment power with respect to 130,743 shares, and shared voting and shared investment power with respect to 222,242 shares.

As of December 31, 1995, State Street Bank and Trust Company, 225 Franklin Street, Boston, MA 02110, ("State Street") reported that it held 1,158,819 (17.7%) shares of the Company's common stock in its capacity as trustee for the Company's Guaranteed Stock Plan (an employee stock ownership plan). The plan provides that the stock shall be voted by the Trustee as directed by the participants in the plan. State Street also reported that it had sole voting and investment power with respect to 14,100 shares.

As of December 31, 1995, Fleet Bank, N.A., One Constitution Plaza, Hartford, CT 06115, ("Fleet") reported that it was the beneficial owner of 872,859 (13.3%) shares of the Company's common stock. Fleet reported that it had sole voting and sole investment power with respect to 161,553 shares, sole voting and shared investment power with respect to 6,485 shares, sole voting and no investment power with respect to 5,704 shares (of which 3,000 shares are included above as beneficially owned by Mr. T. O. Barnes), shared voting and shared investment power with respect to 161,360 shares, shared voting and no investment power with respect to 234 shares, and no voting and shared investment power with respect to 537,883 shares. Of the last number, 134,535 shares are included above as beneficially owned by Mr. T. O. Barnes and 278,001 shares as beneficially owned by Mr. W. Barnes.

---------------------------------------------------------------
(1) Mr. T. O. Barnes became a participant in the plan when it was adopted in 1987. He became an employee in 1993 and continues to participate in the plan.

                         EXECUTIVE OFFICER COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Company's compensation program for executive officers is designed to attract, retain, and motivate superior executive talent and to align a significant portion of each officer's total compensation with the performance of the applicable business unit, the Company, and the interests of our stockholders. To this end, the Company has implemented a competitive total compensation program for executive officers composed of the following elements which are separately discussed below: base salary, annual bonus, and long-term compensation, including awards under the Company's Long Term Incentive Plan and stock options.

BASE SALARY

Base salaries for the chief executive officer and the other executive officers are established by considering competitive levels for positions of similar responsibility, the experience of the individual, and his/her expected contribution to the Company. Merit increases are determined by evaluating the overall performance of the individual, including the performance of the business unit for which the officer has responsibility, overall Company performance, and by competitive levels.

Mr. Martin became President and Chief Executive Officer on July 1, 1995. In determining his base compensation, the Committee primarily took into account his experience, his current and expected contributions to the Company, and the salaries of chief executive officers of companies similar in size to Barnes Group.

The salary of Mr. Wells, the former President and Chief Executive Officer, was reviewed and increased at the beginning of 1995. In reviewing Mr. Wells' salary, the Compensation Committee considered many factors including the following: leadership of, and individual contribution to, the Company; the Company's progress with respect to financial and strategic targets and objectives; trends with respect to sales, earnings per share, return on equity, return on capital employed, operating margin, and cash flow; and the salaries of chief executive officers of companies similar in size to Barnes Group.

ANNUAL BONUSES

Annual bonuses may be earned by executive officers and other key employees under the Company's annual bonus plans. Payments under these plans are based on the performance of the business unit over which the individual has a direct influence. The Committee establishes annual financial measurements in terms of thresholds, targets, and maximums for the Company and each major operating unit, the achievement of which will determine the level of the bonus. The measurements for the Company, which are applicable to the President and Chief Executive Officer and the corporate staff officers, are based on the Company's consolidated income after taxes and before certain one-time provisions such as restructuring charges. The measurements for operating units, which are applicable to officers having direct responsibilities relating to one of the Company's three operating units, are based on the operating income of the applicable unit less a charge for the capital employed by the unit. A maximum of 50% of salary was payable for achievement of financial goals in 1995.

The award of bonuses in 1995 was based solely on the achievement of the Company's financial goals. The Company's performance in 1995 was strong, and its earnings per share increased from $3.20 in 1994 to $4.20 in 1995. Mr. Martin and Mr. Wells received bonuses of $187,503 and $200,004, respectively, for 1995.

LONG TERM COMPENSATION

Management and the Committee believe that in the long run, stockholder value is created by the generation of cash flow in excess of the risk-adjusted cost of the stockholders' equity invested in the Company. The Company's Long Term Incentive Plan ("LTIP") rewards executive officers for increasing over time the excess of cash flow from operations over the risk-adjusted cost of equity.

Under the LTIP, the Committee grants performance units to executive officers, and cash payments are equal to the increase in the value of the performance units over a three-year period. The value of a performance unit for any single year is a function of cash flow from operations, less the risk-adjusted cost of equity capital, for the current year plus the previous four years. Awards for the three-year cycle are paid in the year following the end of the cycle.

Awards under the LTIP paid in 1995 were based on a small increase in the value of performance units over the three-year period from 1992 to 1994 resulting from an increase in cash flow in excess of the cost of equity capital. In 1995, Mr. Martin and Mr. Wells received payments of $4,620 and $6,534, respectively, for the 1992-1994 period.

Under the 1991 Barnes Group Stock Incentive Plan, which was approved by the stockholders, the Committee grants stock options to executive officers and other key executives. Like the LTIP, stock options are designed to align the interests of executives with those of the stockholders. Except for one-time initial grants (which have been at 85% of market value) to certain senior executive officers upon assumption of their positions, options have been granted at the market price of the stock on the date of grant. In July 1993, the Committee decided to make special option grants at that time to executive officers and other key managers that would be in lieu of grants that would normally be given in the four-year period 1994 through 1997. To ensure that option recipients are not rewarded unless stockholders have had good gains, these options contain special provisions relating to exercisability. They do not become exercisable until 1997 at the earliest, and then only if the market price of the Company's stock is $44. (The exercise price is $31.25, the market price on the date of grant.) If the stock does not reach $44 for at least 30 consecutive trading days during the period 1/1/97 to 7/16/97, the hurdle price increases at the rate of 8% per year thereafter.

In 1993, Messrs. Martin and Wells each received options under this special grant to purchase 14,800 shares. In January 1994, in recognition of Mr. Martin's additional responsibilities in assuming the position of Executive Vice President-Operations and Mr. Wells' additional responsibilities in assuming the position of President and Chief Executive Officer, they received additional options under the terms of the special grant for 13,200 and 28,400 shares, respectively, at an exercise price of $31.13, the market price on the date of the additional grant. In recognition of Mr. Martin's additional responsibilities in assuming the position of President and Chief Executive Officer on July 1, 1995, he received additional options on June 30, 1995, under the terms of regular stock option grants, for 40,000 shares at an exercise price of $40.25, the market price on the date of the additional grant.

The number of performance units granted under the LTIP and the number of stock options granted under the Stock Incentive Plan are based on the performance of the individual and the market median of long term incentive opportunities for persons in similar positions at companies whose size is comparable to Barnes Group.

OTHER

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the Company's tax deduction to $1 million per year (the "Million Dollar Cap") for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the proxy statement (the "covered executives"). Regulations issued under the Code exclude from the Million Dollar Cap compensation that is calculated based on attainment of pre-established, objective performance goals, if certain other requirements are met. Accordingly, amendments to the 1991 Barnes Group Stock Incentive Plan, which was approved by the stockholders, are being submitted to the Company's stockholders for their approval at this year's Annual Meeting. The Committee's policy is to structure compensation awards for covered executives that will be deductible without limitation where doing so will further the purposes of the Company's executive compensation programs. The Committee also considers it important, however, to retain flexibility to design compensation programs that recognize a full range of performance criteria important to the Company's success, even where compensation payable under such programs may not be fully deductible.

CONCLUSION

The Committee believes that the elements of the compensation programs described above combine to provide competitive total compensation packages to the Company's executive officers. Most importantly, an executive's total compensation is heavily dependent on corporate performance in a manner which aligns the interests of the executive with those of the stockholders over the long term.

                                       COMPENSATION COMMITTEE:

                                       Robert J. Callander, Chairman
                                       Gary G. Benanav
                                       Donna R. Ecton
                                       Marcel P. Joseph
                                       Juan M. Steta

COMPENSATION

The following table sets forth compensation paid by the Company to its Chief Executive Officer and to the four remaining most highly-paid persons who were executive officers at the end of 1995 based on salary and any payments made under the Company's annual bonus plan. Pursuant to the applicable rules, compensation information is also provided for Mr. Wells who retired as the Company's President and Chief Executive Officer in 1995.

                           SUMMARY COMPENSATION TABLE

                                                       Annual Compensation              Long Term Compensation
                                               -----------------------------------     -------------------------
                                                                                         Awards        Payouts
                                                                                       ----------     ----------
                                                                           Other       Securities                       All
                                                                          Annual       Underlying                      Other
                                                                          Compen-       Options          LTIP         Compen-
  Name and principal position(a)      Year      Salary       Bonus       sation(b)        (#)         Payouts(c)     sation(d)
----------------------------------    ----     --------     --------     ---------     ----------     ----------     ---------
T. E. Martin                          1995     $375,006     $187,503      $14,011        40,000        $  4,620       $25,619
President and                         1994      280,008      139,164        8,866        13,200           3,060        22,107
Chief Executive Officer               1993      201,160      100,580        9,046        18,600          32,405        19,114

J. E. Besser                          1995      240,012      120,006        8,649           -0-           4,752        18,612
Senior Vice President -               1994      220,008      106,923        7,454         4,400           3,276        18,133
Finance and Law                       1993      176,454          -0-        6,708        13,000          42,069        16,423

T. O. Barnes                          1995      212,502      106,251        1,611           -0-           1,555        10,328
Chairman of the Board and             1994      180,000       89,280          -0-        23,200             -0-         9,596
Senior Vice President -               1993        7,826          -0-          -0-           -0-             -0-           -0-
Administration

A. A. Fadel                           1995      197,504       80,000        1,275           -0-           1,344         6,580
Vice President, Barnes Group Inc.     1994      167,404       83,702          905        26,200             -0-         6,122
and President, Associated Spring      1993      113,316       54,391          -0-         4,700             -0-         5,288

L. M. Carlucci                        1995      176,374       88,187        3,613           -0-           1,250        10,396
Vice President, Barnes Group Inc.     1994      151,849       74,323        2,916         4,000             -0-         9,955
and President, Bowman                 1993      126,036       63,017        2,916         7,800             -0-         8,965
Distribution

A. S. Wells                           1995      400,008      200,004       23,147           -0-           6,534        42,266
Former President and                  1994      325,008      160,879       16,031        28,400           4,122        38,054
Chief Executive Officer               1993      238,039          -0-       15,333        18,500          57,987        32,462

(a) Mr. Martin was promoted to this position in July 1995. Messrs. Wells and Besser were promoted to these positions in December 1993, and Mr. Barnes became a Company officer at the same time. Mr. Fadel assumed his current position in January 1994 and Mr. Carlucci assumed his current position in December 1995.

(b) Reimbursement for taxes paid on insurance premiums paid by the Company. The figure for Mr. Martin also includes "above-market" interest (as defined in rules promulgated by the Securities and Exchange Commission) paid on deferred compensation.

(c) Payment in the designated year with respect to three-year performance cycles ending the prior year. Thus, the payment made in 1995 covered the three-year cycle ending in 1994.

(d) Includes Company-matching contributions under the Guaranteed Stock Plan and premiums paid for life insurance. In the case of Mr. Barnes, it also includes the amount of dividend equivalents that he received under the Company's Non-Employee Director Deferred Stock Plan described on page 6.

STOCK OPTIONS

The following table provides information on grants of stock options in 1995 pursuant to the 1991 Barnes Group Stock Incentive Plan to the executive officers listed in the Summary Compensation Table. Mr. Martin was the only executive officer listed in the Summary Compensation Table who received a stock option grant in 1995.

                           OPTION/SAR GRANTS IN 1995

                                                                                Potential Realizable
                                 Percent                                          Value at Assumed
                                   of                                              Annual Rates of
                   Number of      Total                                              Stock Price
                   Securities    Options                                           Appreciation to
                   Underlying    Granted                Market                   End of Option Term
                    Options        to       Exercise   Price On                      in 2005(b)
                   Granted(a)   Employees    Price     Date of    Expiration   -----------------------
      Name            (#)        in 1995     ($/Sh)     Grant        Date          5%          10%
-----------------  ----------   ---------   --------   --------   ----------   ----------   ----------
T. E. Martin         40,000       50.57%     $40.25     $40.25      6/29/05    $1,012,400   $2,566,000

(a) The options granted to Mr. Martin vest at the rate of 25% per year and are fully vested four years from the grant date.

(b) With respect to options expiring on June 29, 2005, the stock price in 2005 would be $65.56 based on 5% annual appreciation from the price on the date of the grant and $104.40 based on 10% annual appreciation.

The following table provides information relating to stock option exercises in 1995 by the named executive officers and the number and value of each such officer's unexercised in-the-money options/SARs on December 31, 1995, based on the difference between the exercise price and the year-end stock price.

     AGGREGATED OPTION/SAR EXERCISES IN 1995 AND YEAR-END OPTION/SAR VALUES

                                                     Number of
                                             unexercised options/SARs        Value of unexercised
                                                at fiscal year-end         in-the-money options/SARs
                  Shares                           (No. Shares)               at fiscal year-end
                acquired on      Value      ---------------------------   ---------------------------
     Name       exercise(#)   Realized($)   Exercisable   Unexercisable   Exercisable   Unexercisable
--------------  -----------   -----------   -----------   -------------   -----------   -------------
T. E. Martin       13,545      $ 180,616       11,255         69,900       $ 140,287      $ 142,184
J. E. Besser          -0-            -0-       16,250         16,750          51,987         76,028
T. O. Barnes        2,500         39,475          -0-         20,700             -0-        135,834
A. A. Fadel           -0-            -0-        4,975         26,825          38,313        181,282
L. M. Carlucci        -0-            -0-       13,450         13,900          92,121         77,755
A. S. Wells           -0-            -0-       23,125         45,975          73,982        216,471

LONG TERM INCENTIVE PLAN AWARDS

The following table provides information relating to grants of performance units in 1995 under the Company's Long Term Incentive Plan.

                 LONG TERM INCENTIVE PLAN -- AWARDS IN 1995(a)

                         Number of           Performance
      Name          Performance Units(b)       Period
----------------    --------------------     -----------
T. E. Martin               32,300             1995-1997
J. E. Besser               19,500             1995-1997
T. O. Barnes               16,200             1995-1997
A. A. Fadel                16,100             1995-1997
L. M. Carlucci              9,000             1995-1997
A. S. Wells                37,500             1995-1997

(a) Under the Company's Long Term Incentive Plan ("LTIP"), there are no thresholds, targets, or maximums as those terms are used in the Securities and Exchange Commission's rules. Payments are based on the increase in the value of performance units during the indicated performance period. The value of a performance unit over the three-year period ending December 31, 1995 increased by $2.40. However, this is not necessarily representative of the increase, if any, that will occur during the period 1995-1997. During 1995, the first year of the current performance period, the value of a performance unit increased by $1.99. Payments under the LTIP made in the prior three years are shown in the Summary Compensation Table on page 10.

(b) Performance units granted under the Company's Long Term Incentive Plan are described in the Report of the Compensation Committee on pages 7 and 8.

PENSION PLANS

The following table gives examples of estimated annual retirement benefits payable to an executive officer who retired in 1995 at age 65 under the Company's Salaried Retirement Income Plan, Retirement Benefit Equalization Plan, and Supplemental Executive Retirement Plan.

                               PENSION PLAN TABLE

                                             Years of Service
                 -------------------------------------------------------------------------
Remuneration        15           20           25           30           35           40
------------     --------     --------     --------     --------     --------     --------
  $125,000       $ 43,508     $ 58,010     $ 72,513     $ 75,638     $ 78,763     $ 81,888
   150,000         52,695       70,260       87,825       91,575       95,325       99,075
   200,000         71,070       94,760      118,450      123,450      128,450      133,450
   250,000         89,445      119,260      149,075      155,325      161,575      167,825
   300,000        107,820      143,760      179,700      187,200      194,700      202,200
   350,000        126,195      168,260      210,325      219,075      227,825      236,575
   400,000        144,570      192,760      240,950      250,950      260,950      270,950
   450,000        162,945      217,260      271,575      282,825      294,075      305,325
   500,000        181,320      241,760      302,200      314,700      327,200      339,700
   550,000        199,695      266,260      332,825      346,575      360,325      374,075
   600,000        218,070      290,760      363,450      378,450      393,450      408,450

The compensation included in determining earnings for retirement plan purposes includes only annual salaries as shown in the first column of the Summary Compensation Table. Years of service as of December 31, 1995, for the named executive officers are as follows: T. E. Martin, 5 years; J. E. Besser, 15 years; T. O. Barnes, 5 years; A. A. Fadel, 4 years; L. M. Carlucci, 20 years; and A. S. Wells, 16 years. Benefits are computed based on a straight-life annuity. Although Social Security benefits are taken into account in the formula under which benefits are calculated, the amounts set forth in the table are not subject to deduction for Social Security or other offset amounts.

                               PERFORMANCE GRAPH

A stock performance graph based on cumulative total returns (price change plus reinvested dividends) for $100 invested on December 31, 1990, is set forth below.

   COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN BETWEEN BARNES GROUP INC., THE S&P 500 INDEX, AND THE S&P MANUFACTURING (INDUSTRIAL DIVERSIFIED) INDEX

      MEASUREMENT PERIOD         BARNES GROUP                         S&P
    (FISCAL YEAR COVERED)            INC.           S&P 500      MANUFACTURING
DEC-90                                  100.00          100.00          100.00
DEC-91                                  142.52          130.34          120.85
DEC-92                                  128.52          140.25          129.02
DEC-93                                  137.61          154.32          154.38
DEC-94                                  174.39          156.42          157.60
DEC-95                                  171.77          214.99          221.94

                APPROVAL OF SELECTION OF INDEPENDENT ACCOUNTANTS

In the fourth quarter of each year the Audit Committee of the Board of Directors makes a recommendation to the Board of Directors concerning the selection of independent accountants for the next fiscal year. Although not required by the Company's Restated Certificate of Incorporation or its By-Laws, it has been the practice for many years to have the stockholders act on a proposal of the Board of Directors relating to the selection of independent accountants.

As part of its ordinary procedure, the Audit Committee met in the fourth quarter of 1993 to consider the selection of independent accountants for 1994. The Audit Committee, upon the recommendation of management, decided that it was in the Company's best interests to change its independent accountants. The Committee recommended to the Board of Directors that Price Waterhouse LLP be selected as the Company's independent accountants for 1994. At a meeting held on December 15, 1993, the Board of Directors accepted the recommendation of the Audit Committee and proposed that the stockholders approve the selection of Price Waterhouse LLP as the Company's independent accountants for 1994. At the Company's Annual Meeting on April 6, 1994, the Company's stockholders approved the selection of Price Waterhouse LLP as the Company's independent accountants.

The report of Ernst & Young LLP dated January 28, 1994 for the fiscal year ended December 31, 1993, contained no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope or accounting principles. The reports of Price Waterhouse LLP dated January 23, 1995, for the fiscal year ended December 31, 1994, and January 23, 1996, for the fiscal year ended December 31, 1995, contained no adverse opinion, disclaimer of opinion, or qualification or modification as to uncertainty, audit scope, or accounting principles.

With respect to the fiscal year ended December 31, 1993, there were no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which, if not resolved to the satisfaction of Ernst & Young LLP, would have caused it to make reference to the subject matter of the disagreement in connection with its report.

No reportable event described in paragraph (a)(1)(v) of Item 304 of Regulation S-K has occurred during the Company's fiscal years ended December 31, 1994, and December 31, 1995.

Prior to engaging Price Waterhouse LLP, the Company did not consult with it during the fiscal years ended December 31, 1993, and December 31, 1994, on the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company's financial statements, or any matter that was the subject of any disagreement or any reportable event.

The accompanying proxy will be voted for approval of selection of Price Waterhouse LLP as independent accountants unless otherwise specified by the stockholder. A representative of Price Waterhouse LLP is expected to be present at the meeting with the opportunity to make a statement if the representative wishes and to be available to respond to appropriate questions.

                   PROPOSED AMENDMENT TO STOCK INCENTIVE PLAN

The 1991 Barnes Group Stock Incentive Plan was adopted by the stockholders in 1991 and amended by the stockholders in 1994 (the "SIP"). The SIP provides for the grant of stock options, stock appreciation rights, incentive stock rights, and performance units payable in stock or cash. The Board of Directors believes that stock-based incentives are an important element of an executive's total compensation and that they align the interests of the executive with those of the stockholders over the long term. Presently, only 160,570 shares of stock are available for incentives under the SIP. In view of this number, on February 16, 1996, the Board of Directors adopted, subject to stockholder approval, amendments to the SIP (the "Amended SIP").

The purpose of the amendments was to increase by 500,000 the number of shares available for incentives under the Amended SIP and to include terms and provisions that enable most incentives granted under the Amended SIP to qualify as performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"). Section 162(m) limits the Company's tax deduction to $1 million per year (the "Million Dollar Cap") for certain compensation paid to each of its Chief Executive Officer ("CEO") and the four highest compensated executives other than the CEO named in the proxy statement. Regulations issued under the Code exclude from the Million Dollar Cap compensation that is calculated based on attainment of pre-established, objective performance goals, if certain requirements are met.

SUMMARY

A summary of the principal features of the SIP and the Amended SIP is set forth below, qualified in its entirety by the full text of the Amended SIP attached hereto as Appendix A.

SIP

TERM

The SIP has a term of ten years and provides that no incentives can be granted after April 4, 2001.

THE COMMITTEE

The SIP is administered by a committee of the Board of Directors that consists of not less than three of its members (the "Committee"). No member of the Committee may participate in the SIP.

PARTICIPANTS

Participants are officers and other senior executives of the Company who, in the judgment of the Committee, can contribute significantly to the growth and successful operation of the Company or a subsidiary. The Committee designates the employees to be granted incentives under the SIP and determines the type and amount of each incentive. Currently, approximately 50 people are eligible to participate in the SIP. The Committee determines the timing and amount of grants under the SIP. Accordingly, the amount of any such grant is not determinable at this point.

NUMBER OF SHARES

Under the SIP, the maximum number of shares that can be issued subject to incentives may not exceed 643,235 shares plus the number of shares of stock underlying outstanding options under the predecessor plan that may terminate or expire without being exercised after December 31, 1995. As of December 31, 1995, 95,955 shares were covered by these outstanding options. The shares subject to incentives under the SIP may be either authorized but unissued shares or treasury shares.

At the time of exercise of a stock option or stock appreciation right granted under the SIP, the number of shares issued, or the number of shares that could be purchased with the amount of cash paid (on the basis of the fair market value of the shares of common stock on the date of payment) to the employee will be charged against the maximum number of shares covered by the SIP. Similar charges will be made at the time of payment of shares under incentive stock rights or at the time of payment of a performance unit award.

The SIP contains provisions regarding equitable adjustment in the terms of incentives granted under the SIP and the maximum limitations under the SIP in the event of certain corporate events such as reorganizations, mergers, recapitalizations, and stock splits.

STOCK OPTIONS

The option price per share will not be less than 85% of the fair market value of a share of the Company's common stock at the time the option is granted. As of February 1, 1996, the market value per share of the Company's common stock was $41.38. No option granted under the SIP will be exercisable until at least 12 months following its grant. Each option will expire at such time as the Committee may determine at the time of grant, but not later than ten years after the date it is granted.

STOCK APPRECIATION RIGHTS

A stock appreciation right ("SAR") is a right to receive an amount equal to the increase, between the date of its grant and the date of its exercise, in the fair market value of the number of shares of common stock subject to the SAR. The amount is payable in stock or in cash at the option of the Committee.

An SAR may be granted (i) in connection with any option granted under the SIP either at the time of grant or at any time thereafter during the term of the option or (ii) independently of the grant of an option. The conditions of exercise of an SAR are similar to those applicable generally to the exercise of options, and in addition, are only exercisable during the ten-day periods beginning on the third business day following the date of release of a summary statement of the Company's quarterly or annual sales and earnings and ending on the twelfth business day following such date of release.

INCENTIVE STOCK RIGHTS

An incentive stock right consists of incentive stock units, each of which is equivalent to one share of the Company's common stock. An incentive stock right is non-transferrable and entitles the holder to receive shares of common stock, without payment to the Company, after the lapse of the incentive period or periods established by the Committee. Holders of incentive stock rights are entitled to receive cash payments, on the Company's dividend payment dates, equal to the amount of dividends declared on the same number of shares of common stock as they hold of incentive stock units ("dividend equivalents").

PERFORMANCE UNIT AWARDS

A performance unit award consists of performance units that may be paid in cash or stock. Performance units may be granted alone or in conjunction with and related to an option. Performance unit awards related to options will normally have the same number of units as there are shares subject to such options. To the extent that a related option (or an SAR related to such option) is exercised, performance units will be proportionately reduced.

The Committee establishes an initial value for each performance unit at the time of grant. At that time, the Committee will also establish performance targets to be achieved during an award period of not less than one year. The value of the performance units at the end of the award period will be determined by the degree to which the performance targets are achieved. Payment to the grantee, if any, at the end of the award period, will be made in cash, shares of common stock, or both, as determined by the Committee.

OTHER

The SIP provides that it can be amended by the Company's Board of Directors at any time, provided that, without the approval of the Company's stockholders, no amendment may be made which (i) increases the aggregate number of shares of common stock that may be made the subject of incentives under the SIP, (ii) materially increases the benefits accruing to participants under the SIP, (iii) materially modifies the requirements as to eligibility for participation in the SIP, (iv) extends the term of the SIP or (v) amends section 13 of the SIP, which relates to its amendment or discontinuance.

PROPOSED AMENDMENTS TO THE SIP

TERM

The amendments extend the term of the plan by five years. The Amended SIP has a term of 15 years and provides that no incentives can be granted under the Amended SIP after April 2, 2006.

COMMITTEE

The Amended SIP provides that each member of the Committee shall qualify as an "outside director" within the meaning of Section 162(m) and as a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

NUMBER OF SHARES

The amendments increase the maximum number of shares that may be issued under the plan by 500,000 shares. A limit of 50,000 per year is imposed on the aggregate number of grants of options, SARs, and incentive stock rights that an individual can receive.

INCENTIVE STOCK RIGHTS

Under the Amended SIP, the Committee may make payment of the incentive stock rights subject to the satisfaction of any performance goals established by the Committee from the performance criteria set forth in the Amended SIP. In addition, the Committee can, in lieu of cash dividend equivalents, credit the holder with additional incentive stock units as of each dividend payment date which are equal to the number of incentive stock units credited to the holder on the dividend payment date times the dividend per share of common stock, divided by the fair market value per share of common stock on the dividend payment date.

PERFORMANCE CRITERIA

The Amended SIP provides that the performance goals or targets established by the Committee in connection with the grant of incentive stock rights and performance units shall be expressed in terms of one or more of the financial criteria or objectives of the Company set forth in the Amended SIP. The Amended SIP sets forth the following financial criteria as the basis for performance targets or goals: net income; earnings per share; return on equity; return on invested capital; and performance profit. For purposes of the Plan: (a) "return on equity" shall mean net income divided by stockholders' equity; (b) "return on invested capital" shall mean net income before interest and taxes times one minus the tax rate divided by interest-bearing debt plus equity; and (c) "performance profit" shall mean operating income minus the charge for the capital employed in the unit's basic business that is used in the Company's current operating plan.

OTHER

The amendments to the SIP further provide that the plan may be amended by the Company's Board of Directors at any time, provided that no amendment may be made without stockholder approval if stockholder approval is required in order for the Amended SIP to comply with Rule 16b-3 promulgated under the Exchange Act or
Section 162(m) of the Code.

TAXES

The following is a general summary of the federal income tax treatment of incentives under the SIP and Amended SIP. Recipients of stock options are not subject to tax at the time of the grant. Upon exercise of an option, an optionee will include in ordinary income an amount equal to the difference between the exercise price and the fair market value of the Company's common stock on the date of exercise. The market value of shares of common stock received as a result of a grant of incentive stock rights is includable in ordinary income when the shares are received. No amount will be includable in an employee's income in connection with the grant of an SAR or performance unit award. In the taxable year in which the recipient of an SAR or performance unit award receives cash pursuant to either such right, the recipient generally must include in ordinary income the amount of the cash received. If the recipient of an SAR or performance unit award receives shares of common stock of the Company pursuant to either such right, the federal income tax treatment upon such receipt will be identical to that applicable to shares of common stock of the Company acquired pursuant to the exercise of a stock option.

Under the Amended SIP, with respect to each of the incentives discussed above, the Company generally will be entitled to a deduction in an amount equal to a recipient's ordinary income related to the incentive (other than dividend income) in the Company's taxable year in which the recipient includes such amount in income. The Company will not be entitled, however, to take a deduction for compensation paid to a covered employee, as defined in Section 162(m) of the Code, in the form of stock options granted at less than fair market value or incentive stock rights that are not subject to performance goals, to the extent this compensation, together with other nonexempt compensation, exceeds $1 million per tax year.

ADOPTION

A vote of the majority of the Company's stockholders present or represented at the Company's Annual Meeting is required to approve the Amended SIP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE PROPOSED AMENDMENTS TO THE SIP.

                                    GENERAL

The cost of solicitation of proxies will be borne by the Company. Such solicitation will be made by mail and may also be made by the Company's officers and employees personally or by telephone, facsimile, or telegram without additional compensation. The Company may also reimburse brokers, dealers, banks, voting trustees, or their nominees, for their reasonable expenses in sending proxies, proxy material, and annual reports to beneficial owners. The Company has retained Georgeson & Company Inc., Wall Street Plaza, New York, NY 10005, to aid in the solicitation of proxies. Georgeson & Company will solicit proxies by personal interview, telephone, telegraph, and mail and may request brokerage houses and other nominees and fiduciaries or custodians to forward soliciting materials to beneficial owners of the Company's stock. For these services, the Company will pay a fee of approximately $7,000, plus expenses.

The Company had outstanding 6,570,733 shares of common stock as of February 6, 1996, each of which is entitled to one vote. Only holders of record at the close of business on February 6, 1996, will be entitled to vote.

Directors are elected by a plurality of the vote cast in the election of directors. Under applicable Delaware law, abstentions and broker non-votes will be disregarded and have no effect on the outcome of the election.

If a nominee for director should become unavailable for any reason, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors. The Board has no reason to believe the persons nominated will be unable to serve if elected. The Board does not know of any matters to be presented for consideration at the meeting other than the matters described in items 1, 2, and 3 of the Notice of Annual Meeting; however, if other matters are presented, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their judgment. All shares represented by the accompanying proxy, if the proxy is given prior to the meeting, will be voted in the manner specified therein.

By order of the Board of Directors.

/s/ Mary Louise Beardsley
--------------------------
Mary Louise Beardsley
Secretary

March 1, 1996

                   [RECYCLE LOGO] Printed on Recycled Paper

APPENDIX A

                     1991 BARNES GROUP STOCK INCENTIVE PLAN
                AS AMENDED AND RESTATED AS OF FEBRUARY 16, 1996

1.  PURPOSE

The purpose of the Plan is to authorize the grant to Senior Executives of the Company or any Subsidiary of (i) nonqualified options to purchase shares of Common Stock, (ii) Stock Appreciation Rights, (iii) Incentive Stock Rights, and
(iv) Performance Unit Awards, and thus benefit the Company by giving such employees a greater personal interest in the success of the enterprise and an added incentive to continue and advance their employment. An additional purpose of the Plan is to provide "qualified performance-based compensation" (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder ("Section 162(m)") to Senior Executives.

2.  DEFINITIONS

The following terms, when used in the Plan, shall mean:

     1981 Plan: The Barnes Group Inc. Stock Incentive Plan adopted by the stockholders of the Company in 1981.

     Board:  The Board of Directors of the Company.

     Committee: Such committee as shall be appointed by the Board pursuant to the provisions of Section 11.

     Common Stock: The Common Stock of the Company, par value $1.00 per share, or such other class of shares or other securities as may be applicable pursuant to the provisions of Section 9.

     Company:  Barnes Group Inc.

     Disability: Inability to perform the services normally rendered by the employee due to any physical or mental impairment that can be expected either to be of indefinite duration or to result in death, as determined by the Committee on the basis of appropriate medical evidence.

     Fair Market Value: As applied to the Common Stock on any day, the closing market price of such stock as reported in the New York Stock Exchange Composite Transactions Index for such day, or if the Common Stock was not traded on such day, for the last preceding day on which the Common Stock was traded.

     Incentive: An incentive granted under the Plan in one of the forms provided for in Section 3.

     Option:  An option to purchase shares of Common Stock.

     Plan: The 1991 Barnes Group Stock Incentive Plan herein set forth, as amended from time to time.

     Senior Executive: An employee of the Company or of a Subsidiary, including an officer or director who is an employee, who in the Committee's judgment can contribute significantly to the growth and successful operations of the Company or a Subsidiary.

     Subsidiary: A corporation in which the Company owns, directly or indirectly, at least 50% of the voting stock.

3.  GRANTS OF INCENTIVES

(a) Subject to the provisions of the Plan, the Committee may at any time, or from time to time, grant Incentives under the Plan to, and only to, Senior Executives.

(b) Incentives may be in the following forms:

     (i) an Option, in accordance with Section 5;

     (ii) a Stock Appreciation Right, in accordance with Section 6;

     (iii) an Incentive Stock Right, in accordance with Section 7;

     (iv) a Performance Unit Award, in accordance with Section 8; or

     (v) a combination of two or more of the foregoing.

4.  STOCK SUBJECT TO THE PLAN

(a) Subject to adjustment as provided in Section 9, the aggregate number of shares of Common Stock which may be issued subject to Incentives granted under the Plan shall not exceed the sum of (i) 1,000,000 shares and (ii) the number of shares of stock covered by outstanding options (or installments thereof) granted under the 1981 Plan which, after its expiration, shall terminate or expire in whole or in part without being exercised. Charges against such aggregate number are governed by the provisions of paragraph (c) of this Section 4, paragraph (k) of Section 5, paragraph (e) of Section 6, paragraph (c) of Section 7, and paragraph (e) of Section 8. No Senior Executive may receive grants of Options, Stock Appreciation Rights or Incentive Stock Rights in any year relating to shares of Common Stock which in the aggregate exceed 50,000 shares, which number shall be adjusted pursuant to the terms hereof.

(b) Such shares may be either authorized but unissued shares or shares issued and thereafter acquired by the Company.

(c) If any shares subject to an Incentive shall cease to be subject thereto because of the termination without exercise or payment, in whole or in part, of such Incentive, the shares as to which the Incentive was not exercised or paid shall no longer be charged against the limits in paragraph (a) of this Section 4 and may again be made subject to Incentives.

(d) The Committee may permit the voluntary surrender of all or a portion of any Incentive granted under this Plan conditioned upon the granting to the employee of a new Incentive for the same or a different number of shares or amount of other payment as the Incentive surrendered, or it may require such voluntary surrender as a condition to a grant of a new Incentive to such employee. Such new Incentive shall be exercisable at the price, during the period, and in accordance with any other terms or conditions specified by the Committee at the time the new Incentive is granted, all determined in accordance with the provisions of this Plan without regard to the price, period of exercise, or any other terms or conditions of the Incentive surrendered.

5.  OPTIONS

Incentives, in the form of options to purchase shares of Common Stock, shall be subject to the following provisions:

(a) The Option price per share shall be determined as of the effective date of the grant and shall not be less than 85% of the Fair Market Value of the Common Stock at the time of the grant of the Option. In no event shall the Option price be less than the par value of the stock which is the subject of the Option.

(b) Each Option shall expire at such time as the Committee may determine at the time the Option is granted; provided, however, that no Option may, under any circumstances, expire later than ten years from the date such Option shall have been granted.

(c) Any Option granted under the Plan may be exercised solely by the person to whom granted, by his/her guardian or legal representative, or, in the case of death, by an estate.

(d) No Option may be exercised less than 12 months from the date it is granted. After completion of any additional required period of employment specified in the Option grant, the Option may be exercised, in whole or in part, at any time or from time to time during the balance of the term of the Option, except as limited by provisions contained in the Option (including provisions regarding exercise in installments).

(e) If the optionee terminates employment prior to attaining age 55, the Option shall terminate 90 days after termination of employment, except in the case of death or disability.

(f) If employment terminates as a result of death or disability, or if the Optionee terminates employment after attaining age 55, the Option shall terminate five years after termination of employment; provided, however, if the Optionee's employment is terminated upon the request of the Company after the Optionee attains age 55, the Option may be terminated by the Committee effective 90 days after termination of employment.

(g) Notwithstanding anything else in this Section 5 to the contrary, (1) the Committee may provide that an Option will terminate prior to time periods specified in paragraphs 5(e) and 5(f) on conditions specified by the Committee and incorporated in an Option Agreement between the Company and the person receiving the option; and (2) in no event may any Option be exercised after the expiration date thereof.

(h) Shares purchased upon exercise of an Option shall be paid for in full within twenty days of the date of exercise in cash or, with the consent of the Committee, in whole or in part in shares of Common Stock based on their Fair Market Value on the date of exercise.

(i) If so authorized by the Committee, the Company may, with the consent of the optionee, and at any time or from time to time, cancel all or a portion of any Option granted under the Plan then subject to exercise and discharge its obligation in respect of the Option either by payment to the optionee of an amount of cash equal to the excess, if any, of the Fair Market Value, at such time, of the shares subject to the portion of the Option so cancelled over the aggregate option price of such shares, or by issuance or transfer to the optionee of shares of Common Stock with a Fair Market Value, at such time, equal to any such excess, or by a combination of cash and shares.

(j) The forms of Option authorized by the Plan may contain such other provisions as the Committee shall deem advisable.

(k) Upon the exercise of an Option there shall be charged against the limits in paragraph (a) of Section 4 the number of shares issued to the optionee. Upon the cancellation of any Option pursuant to paragraph (i) of Section 5, there shall be charged against the limitations in paragraph (a) of Section 4 a number of shares equal to (A) the number of any shares issued to the optionee plus (B) the number of shares purchasable with the amount of any cash paid to the optionee on the basis of the Fair Market Value as of the date of payment; and the number of shares subject to the portion of the Option so cancelled, less the number of shares so charged against such limitations, shall thereafter be available for other grants of Incentives.

(l) An Option will not be treated as an Incentive Stock Option within the meaning of section 422 of the Internal Revenue Code of 1986, as amended.

6.  STOCK APPRECIATION RIGHTS

(a) A Stock Appreciation Right ("SAR") may be granted in connection with any Option granted under the Plan, either at the time of the grant of such Option or at any time thereafter during the term of the Option, or independently of the grant of an Option.

(b) An SAR shall entitle the holder thereof, upon exercise of the SAR, to receive a number of shares of Common Stock or cash or a combination of cash and shares (as the Committee in its discretion may elect) determined pursuant to paragraph (d) of this Section 6.

(c) An SAR shall be subject to the following terms and conditions and to such other terms and conditions not inconsistent with the Plan as shall from time to time be approved by the Committee:

     (i) If granted in connection with an Option, an SAR shall be exercisable at such time or times and by such person or persons and to the extent, but only to the extent, that the Option to which it relates shall be exercisable; provided, however, that such SAR shall be exercisable only during the ten-day periods (the "Exercise Periods") beginning on the third business day following the date of release of a summary statement of the Company's quarterly or annual sales and earnings and ending on the twelfth business day following such date of release.

     (ii) If granted independently of an Option, an SAR shall be subject to the following provisions:

        (A) If a person terminates employment prior to attaining age 55, the SAR shall terminate 90 days after the termination of employment, except in the case of death or disability.

        (B) If employment terminates as a result of death or disability or if a person terminates employment after attaining age 55, the SAR will terminate one year after the termination of employment.

(d) Upon exercise of an SAR, the holder thereof shall be entitled to receive a number of shares equal in Fair Market Value to (1) the amount by which the Fair Market Value of a share of Common Stock on the date of such exercise shall exceed the Fair Market Value of a share of Common Stock on the date of grant of the related Option, or, in the case of any SAR granted independently of an option, on the date of grant of such SAR, multiplied by (2) the number of shares in respect of which the SAR shall have been exercised. Settlement for any fraction of a share due shall be made in cash. The Committee may settle all or any part of the Company's obligation arising out of an exercise of any SAR by the payment of cash equal to the aggregate value of the shares of Common Stock that it would otherwise be obligated to deliver under the provisions of this paragraph (d).

(e) Upon exercise of any SAR, (i) there shall be charged against the limitations in paragraph (a) of Section 4 a number of shares equal to (A) the number of shares issued to the grantee under paragraph (d) of this Section 6 plus (B) the number of shares purchasable with the amount of any cash paid to the grantee on the basis of the Fair Market Value as of the date of payment and (ii) the portion of the Incentive in respect of which such SAR shall have been exercised shall be cancelled and the number of shares subject to such portion, less the number of shares so charged against such limitations, shall thereafter be available for other grants of Incentives.

7.  INCENTIVE STOCK RIGHTS

(a) An Incentive Stock Right will consist of incentive stock units, each of which will be equivalent to one share of Common Stock. An Incentive Stock Right will be evidenced by an agreement in form approved by the Committee; will be nontransferable; will entitle the holder to receive shares of Common Stock, without payment to the Company, after the lapse of the incentive period or periods established by the Committee and subject to the satisfaction of any performance goals established by the Committee from the performance criteria set forth in Section 14 hereof with respect to such Incentive Stock Rights; and will be subject to the limitations in paragraph (a) of Section 4. The terms of the agreement evidencing an Incentive Stock Right shall provide that holders of Incentive Stock Rights will be entitled, from the date of the award, either (1) to receive from the Company cash payments equal to the amount of dividends declared on the number of shares of Common Stock equal to the number of incentive stock units held by them, such payments to be made on or about the Company's dividend payment dates or (2) to be credited with dividend equivalents based upon dividends paid on outstanding shares of Common Stock. Such dividend equivalents, once credited, shall be converted into a number of additional incentive stock units, as of each dividend payment date, in accordance with the following formula:

                                  (A X B) / C

in which "A" equals the number of incentive stock units credited to the holder on the dividend payment date, "B" equals the dividend per share and "C" equals the Fair Market Value per share of Common Stock on the dividend payment date. If a dividend is paid in property other than cash, dividend equivalents shall be credited, as of the dividend payment date, in accordance with the formula set forth above, except that "B" shall equal the fair market value per share of the property which the holder would have received in respect of the number of shares of Common Stock equal to the number of incentive stock units credited to the holder as of the dividend payment date, had such shares been owned as of the record date for such dividend.

(b) If an employee terminates employment prior to attaining age 55, all Incentive Stock Rights will terminate on the date employment terminates, except in the case of death or disability. If employment terminates as a result of death or disability, or after attainment of age 55, the Committee may elect, at the end of the Incentive period, to award a portion of the shares of Common Stock that would have been awarded, but for the termination of employment, equal to the number of months in the incentive period prior to the termination date divided by the number of months in the incentive period.

(c) After the issuance of shares in respect of Incentive Stock Rights, there will be charged against the limitations in paragraph (a) of Section 4 a number of shares equal to the number of shares so issued.

(d) To the extent not inconsistent with Section 162(m), the Committee may make such adjustments to any performance goals or to the Company's financial results as it deems appropriate for changes in accounting practices or principles, for material acquisitions or dispositions of stock or property, for recapitalizations or reorganizations or for any other events with respect to which the Committee determines such an adjustment to be appropriate in order to avoid distortion in the operation of the Plan.

8.  PERFORMANCE UNIT AWARDS

(a) A Performance Unit Award will consist of performance units granted to Senior Executives selected by the Committee which can be paid in cash or shares of Common Stock. Performance units may be granted alone or in conjunction with and related to an Option. When granted in conjunction with an Option, the number of performance units, unless otherwise provided by the Committee, will be equal to the number of shares under the related Option. To the extent that the Committee elects to pay performance units granted with a related Option, there will be a proportionate reduction in the number of shares available under such Option and any related SAR. To the extent the related Option or an SAR granted in connection with such Option is exercised, the related number of performance units will be proportionately reduced.

(b) The Committee will establish an initial value for each performance unit at the time of grant. At that time, the Committee will also establish performance targets (from the performance criteria set forth in Section 14 hereof) to be achieved during the award period of not less than one year set by the Committee. The value of the performance units at the end of the award period will be determined by the degree to which the performance targets are achieved. Performance Unit Awards will be subject to the limitations in paragraph (a) of
Section 4 and will be evidenced by agreements setting forth the initial value for each performance unit, the performance targets, the award period and such other terms and conditions not inconsistent with the Plan as the Committee may determine.

(c) Payment, if any, at the end of the award period will be made in cash, shares of Common Stock, or both, as determined by the Committee. In no event shall payment to an individual in respect of any Performance Unit Award exceed $250,000 in value. A Performance Unit Award granted alone, not in conjunction with an Option, is automatically payable if the conditions are met. A Performance Unit Award granted in conjunction with an Option is payable only if the conditions are met and then at the election of the Committee, as an alternative to the continuance of the related option and any related SAR. The Committee may make this election to pay only during the first two months after the end of the award period. If the election to pay is not made, the Performance Unit Award terminates and the related Option and SAR continue in effect.

(d) In the event of termination of employment prior to the end of the award period by reason of death, disability, or termination of employment after attainment of 55 years of age, a pro rata portion of the value of the performance units at the end of the award period will be paid to the employee (or his/her estate in the case of death), unless the Committee determines that a different portion should be payable or elects to terminate the award. Except as otherwise determined by the Committee, upon termination of employment under any other circumstances, the Performance Unit Award will terminate.

(e) Upon payment of a Performance Unit Award, there shall be charged against the aggregate limitations in paragraph (a) of Section 4 a number of shares equal to
(i) the number of any shares issued to the employee in respect of the Performance Unit Award plus (ii) the number of shares purchasable with the amount of any cash paid to the employee in respect of the Performance Unit Award on the basis of the Fair Market Value of the Common Stock as of the date of payment.

(f) To the extent not inconsistent with Section 162(m), the Committee may make such adjustments to the performance goals or to the Company's financial results as it deems appropriate for changes in accounting practices or principles, for material acquisitions or disposition of stock or property, for recapitalizations or reorganizations or for any other events with respect to which the Committee determines such an adjustment to be appropriate in order to avoid distortion in the operation of the Plan.

9.  ADJUSTMENT PROVISIONS

The Options granted under the Plan shall contain such provisions as the Committee may determine with respect to adjustments to be made in the number and kind of shares covered by such Options and in the Option price in the event of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of the Company, and in the event of any such change, the aggregate number and kind of shares available under the Plan and the maximum number of Options, Stock Appreciation Rights, and Incentive Stock Rights which can be granted to any individual shall be appropriately adjusted. In the event of any such change, equitable adjustments shall also be made by the Committee in its discretion in the terms and conditions of any SAR, Incentive Stock Right, or Performance Unit Award granted under the Plan.

10.  TERM

The Plan, as amended and restated as of February 16, 1996, shall become effective if and when approved by the Company's stockholders at the 1996 Annual Meeting. In the absence of such approval, the Plan, as in effect prior to such amendment and restatement, shall remain in effect. No Incentives shall be granted under the Plan after April 2, 2006.

11.  ADMINISTRATION

(a) The Plan shall be administered by the Committee, to be appointed from time to time by the Board consisting of not less than three members of the Board. No member of the Committee shall be eligible to participate in the Plan. Each member of the Committee shall qualify as an "outside director" within the meaning of Section 162(m) and as a "disinterested person" within the meaning of Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

(b) Incentives under the Plan shall be granted in accordance with the Committee's determinations pursuant to the Plan, by execution and prompt delivery to the employee of instruments approved by the Committee. Any such grant shall be effective on the date of such determination or, if after, on the date specified in the instrument evidencing the grant.

(c) The interpretation and construction by the Committee of any provision of the Plan and of any Incentive granted thereunder shall, unless otherwise determined by the Board, be final and conclusive on all persons having any interest thereunder.

12.  GENERAL PROVISIONS

(a) Absence on leave because of military or governmental service, or other reason, if such absence is approved by the Committee, shall not be considered an interruption or termination of employment for any purpose of the Plan, or Incentives granted thereunder, except that no Incentive may be granted to an employee while he/she is absent on leave.

(b) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any employee any right to continue in the employ of the Company or a Subsidiary.

(c) No shares of Common Stock shall be sold, issued, or transferred pursuant to, or accepted as payment of the Option price of, an Incentive unless and until there has been compliance, in the opinion of the Company's General Counsel, with all applicable legal requirements, including without limitation those relating to securities laws and stock exchange listings.

(d) No employee (individually or as a member of a group), and no beneficiary or other person claiming under or through him/her, shall have any right, title, or interest in or to any shares of Common Stock allocated or reserved for the Plan or subject to any Incentive except as to such shares of Common Stock, if any, as shall have been sold, issued, or transferred to him/her.

(e) The Company or a Subsidiary may make such provisions as it may deem appropriate for the withholding of any taxes which the Company or Subsidiary determines it is required to withhold in connection with any Incentive.

(f) No Incentive and no rights under the Plan, contingent or otherwise, (i) shall be assignable or subject to any encumbrance, pledge, or charge of any nature, whether by operation of law or otherwise, (ii) shall be subject to execution, attachment, or similar process, or (iii) shall be transferable other than by will or the laws of descent and distribution, and every Incentive and all rights under the Plan shall be exercisable during the employee's lifetime only by him/her or by a guardian or legal representative.

(g) Nothing in the Plan is intended to be a substitute for, or shall preclude or limit the establishment or continuation of, any other plan, practice, or arrangement for the payment of compensation or fringe benefits to any employee which the Company or any Subsidiary now has or may hereafter put into effect, including without limitation any retirement, pension, savings or thrift, insurance, death benefit, stock purchase, incentive compensation, or bonus plan.

13.  AMENDMENT OR DISCONTINUANCE OF PLAN

(a) The Plan may be amended by the Board at any time, provided that, without the approval of the stockholders of the Company, no amendment shall be made if stockholder approval is required in order for the Plan to comply with Rule 16b-3 promulgated under the Exchange Act or Section 162(m).

(b) The Board may discontinue the Plan at any time.

(c) No amendment or discontinuance of the Plan shall adversely affect, except with the consent of the holder, any Incentive theretofore granted.

14.  PERFORMANCE GOALS

The Committee may establish performance goals or targets in connection with the grant of, and as a condition to payment in respect of, Incentive Stock Rights and shall establish performance goals or targets in connection with the grant of, and as a condition to payment in respect of Performance Unit Awards. Such goals or targets shall be expressed in terms of one or more of the following financial criteria or objectives of the Company: Net Income; Earnings Per Share; Return on Equity; Return on Invested Capital; or Performance Profit. For purposes of the Plan:

(a) "Return on Equity" shall mean net income divided by stockholders' equity;

(b) "Return on Invested Capital" shall mean net income before interest and taxes times one minus the tax rate divided by interest-bearing debt plus equity;

(c) "Performance Profit" shall mean operating income minus the charge for the capital employed in the unit's basic business that is used in the Company's current operating plan.

Barnes Group Inc.
Executive Office
123 Main Street
Post Office Box 489
Bristol, CT 06011-0489 U.S.A.

[logo]

                        1996 - BARNES GROUP INC. - PROXY
                         ANNUAL MEETING OF STOCKHOLDERS
                           APRIL 3, 1996 - 10:30 A.M.
   THE TRAVELERS EDUCATION CENTER, 200 CONSTITUTION PLAZA, HARTFORD, CT 06103

THE UNDERSIGNED STOCKHOLDER OF BARNES GROUP INC. HEREBY APPOINTS GARY G. BENANAV AND K. GRAHAME WALKER, EACH WITH THE POWER TO APPOINT HIS SUBSTITUTE, AS THE UNDERSIGNED'S ATTORNEYS TO VOTE THE SHARES OF STOCK COVERED BY THIS PROXY AT THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 3, 1996, OR AT ANY ADJOURNMENT THEREOF, UPON THE MATTERS SET FORTH IN THE NOTICE OF SUCH MEETING, WITH ALL THE POWERS THE UNDERSIGNED WOULD POSSESS IF PERSONALLY PRESENT. SAID PERSONS ARE INDIVIDUALLY AUTHORIZED TO VOTE AS SPECIFIED ON ITEMS 1, 2, AND 3 AND OTHERWISE IN THEIR DISCRETION.

       (CONTINUED AND TO BE SIGNED, DATED, AND VOTED ON THE REVERSE SIDE)

                       1996 -- BARNES GROUP INC. -- PROXY

(1) The Board of Directors recommends a vote FOR the following nominees: William
    S. Bristow, Jr., Robert J. Callander, and Theodore E. Martin

     FOR          WITHHOLD      (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's
     ALL          AUTHORITY     name on the line provided below.)
  NOMINEES    FOR ALL NOMINEES
     / /             / /        ----------------------------------------------------------------------------------------------

The Board of Directors recommends a
vote FOR the following proposals:

(2) Approval of the selection of Price
    Waterhouse as the Company's
    independent accountants.

  FOR     AGAINST     ABSTAIN
  / /     / /         / /

(3) Approval of the proposed amendment
    to the 1991 Barnes Group Stock
    Incentive Plan.

  FOR     AGAINST     ABSTAIN
  / /     / /         / /

                             ---------------------------------------------
                                "PLEASE MARK INSIDE BOXES SO THAT DATA
                             PROCESSING EQUIPMENT WILL RECORD YOUR VOTES"
                             ---------------------------------------------

                                           THIS PROXY IS SOLICITED BY THE BOARD
                                           OF DIRECTORS. UNLESS OTHERWISE
                                           DIRECTED, THIS PROXY SHALL BE VOTED
                                           FOR ITEMS 1, 2, AND 3.
                                           Please sign exactly as name(s) appear
                                           hereon. If the shares are registered
                                           in the names of two or more persons,
                                           each should sign. Executors,
                                           administrators, trustees, guardians,
                                           attorneys-in-fact, general partners
                                           and other persons acting in a
                                           representative capacity should add
                                           their titles. When the proxy is given
                                           by a corporation, it should be signed
                                           by an authorized officer.

                                           -------------------------------------
                                           Signature

                                           -------------------------------------

                                           -------------------------------------
                                           Dated: ________________________, 1996

                                           PLEASE RETURN THIS CARD PROMPTLY
                                           USING THE ENCLOSED POSTAGE-PAID
                                           ENVELOPE.

                                           PLEASE SEE THE REVERSE SIDE.